Exhibit 10.1

QUALCOMM RIVER HOLDINGS B.V.

Science Park 400, Matrix II

1098XH Amsterdam

October 27, 2016

QUALCOMM Incorporated

5775 Morehouse Drive

San Diego, California

92121-1714

Ladies and Gentlemen:

Reference is made to the Purchase Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), by and between NXP Semiconductors N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“Company”), and Qualcomm River Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Buyer”).

1.	QUALCOMM Incorporated, a Delaware corporation (“Parent” and together with Buyer, the “Parties”), hereby irrevocably covenants and agrees that it shall take any and all actions necessary to ensure that Buyer performs, satisfies and discharges, and currently has and will continue to have the ability to perform, satisfy and otherwise discharge, (i) each and every agreement, covenant, term, condition or other obligation (both monetary and non-monetary) to be performed or complied with by Buyer under, and in accordance with the terms of, the Purchase Agreement, as amended, from time to time and (ii) any of Buyer’s debts or other obligations as they become due (including through providing direct or indirect monetary or other support to Buyer), from and after the date hereof (such obligations in the preceding clauses (i) and (ii) collectively, the “Buyer Obligations”). From and after the date hereof, Parent shall (x) not permit Buyer to approve or adopt, and shall take any and all actions necessary to prevent Buyer from approving or adopting, a plan of complete or partial liquidation, or initiating any dissolution, consolidation, recapitalization, bankruptcy, or any suspension of payments under any federal, state, provincial, foreign or local bankruptcy, insolvency, reorganization or moratorium laws or any other similar laws, statutes, codes, rules, regulations or treaties of a Governmental Authority (as defined in the Purchase Agreement) affecting creditors’ rights generally and (y) ensure that Buyer is at all times solvent under the law and regulations of all applicable jurisdictions.

2.	Each Party represents, warrants and covenants to the other Party that: (a) this letter agreement is (i) a legal, valid and binding obligation of such Party, (ii) enforceable in accordance with its terms against such Party and (iii) in full force and effect, and (b) the execution, delivery and performance by such Party of this letter agreement are within its corporate powers and have been duly and validly authorized by all necessary action on the part of such Party.

3.	To the fullest extent permitted by law, Parent hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Buyer or any other person under this letter agreement. Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Buyer Obligations and notice of or proof of reliance by Buyer or any other person upon this letter agreement or acceptance of this letter agreement. Parent hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this letter agreement and of any Buyer Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Buyer Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person primarily or secondarily liable with respect to the Buyer Obligations, and all suretyship defenses generally (other than as specifically set forth in the Purchase Agreement). Parent will not exercise any rights of subrogation or contribution against Buyer, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise.

4.	So long as this letter agreement is in effect, each Party hereby covenants and agrees that it shall not institute, and shall cause each of its affiliates not to institute, directly or indirectly, any action or bring any other claim, asserting that this letter agreement is illegal, invalid or unenforceable in accordance with its terms.

5.	Except as otherwise provided herein and without amending or limiting the other provisions of this letter agreement, the liability of Parent with respect to its obligations under this letter agreement shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(a) any change in the corporate existence, structure or ownership of Parent or Buyer or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent or Buyer or any of their respective assets;

(b) any waiver, amendment or modification of the Purchase Agreement (including as a result of any assignment permitted pursuant to the Purchase Agreement) or any other agreement evidencing, securing or otherwise executed in connection with any of the Buyer Obligations in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Buyer Obligation, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by Buyer and Parent in connection therewith;

(c) the existence of any claim, set off or other right that Parent may have at any time against Buyer, whether in connection with any Buyer Obligation or otherwise;

(d) the failure or delay on the part of Buyer to assert any claim or demand or to enforce any right or remedy against Parent; or

(e) the addition, substitution or release of any person now or hereafter liable with respect to the Buyer Obligations or otherwise interested in the transactions contemplated by the Purchase Agreement, this letter agreement or any related agreement or document.

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6.	The Parties shall not, and shall not agree to, resolve to or commit to, amend, modify, terminate or waive any term, provision, right or remedy under this letter agreement or under any provision hereof prior to the Closing.

7.	This letter agreement and each of the Parties’ obligations hereunder will automatically terminate and cease to be of any further force or effect without the need for any further action by any Person upon (and only upon) the earlier of (i) the Closing and (ii) the satisfaction in full of all of the Buyer Obligations. Immediately upon termination of this letter agreement and without the need for any further action by any Person, no Party shall have any further obligation or liability hereunder. This letter agreement will survive the termination of the Purchase Agreement to the extent any Buyer Obligations remain outstanding after such termination.

8.	The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that Parent does not perform any of its obligations under the provisions of this letter agreement in accordance with its specified terms or otherwise breaches such provisions. The Parties acknowledge and agree that (a) Buyer shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent or restrain breaches or threatened breaches of this letter agreement and to enforce specifically the terms and provisions hereof in the Designated Courts (or, if necessary to enforce a judgment, the appropriate court in any other jurisdiction) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral and essential part of the rights of Buyer under this letter agreement and without that right, Buyer would not have entered into this letter agreement. Parent agrees not to raise any objections to the availability of any equitable remedy of specific performance to prevent or restrain breaches of this letter agreement by Parent on the basis that (i) Buyer has an adequate remedy at law or (ii) an award of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason at law or equity. Buyer, when seeking the remedies provided for under this paragraph 8, shall not be required to provide any bond or other security in connection with any such order or injunction.

9.	Parent will cause any transferee of or successor to all or substantially all of the assets of Parent to assume Parent’s obligations under this letter agreement.

10.	Neither this letter agreement nor any of the rights, interests or obligations under this letter agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party; provided, however, that Buyer shall be permitted to assign and pledge all of its right, title and interest in, to and under this letter agreement to the Company pursuant to the (i) Pledge, Assignment and Security Agreement, attached hereto as Exhibit A and (ii) Disclosed Pledge of Receivables, attached hereto as Exhibit B (in each case, it being understood that no such assignment shall relieve Parent of any of its obligations pursuant to the terms of this letter agreement). Subject to the preceding sentences, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

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11.	Buyer hereby notifies Parent of the Disclosed Pledge of Receivables attached hereto as Exhibit B, which it will enter into on the date of this letter agreement and in which it pledges to the Company all existing and future receivables which Buyer has or may have under this letter agreement (the “Dutch Pledge”). Payments on the Receivables may be made to Buyer until such time following an Event of Default under the Dutch Pledge as the Company has notified Parent to the contrary, after which they may be made only to the Company or otherwise as instructed by the Company in accordance with the Dutch Pledge. Parent confirms that the Dutch Pledge has been notified to it and agrees that following an Event of Default as defined under the Dutch Pledge, the Company may exercise all rights of Buyer vis-à-vis Parent under this letter agreement.

12.	This letter agreement, and any action or controversy arising out of or relating to this letter agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles thereof. Each party submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Designated Courts”).

13.	This letter agreement may be executed (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to each other Party.

14.	This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

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In witness whereof, this letter agreement has been duly executed by the Parties as of the date first above written.

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Edwin Denekamp
Name: Edwin Denekamp
Title: Managing Director A

QUALCOMM INCORPORATED

By:	/s/ Steve Mollenkopf
Name: Steve Mollenkopf
Title: Chief Executive Officer

Exhibit A

Pledge, Assignment and Security Agreement

EXECUTION COPY

PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT

PLEDGE, ASSIGNMENT AND SECURITY AGREEMENT, dated October 27, 2016 (this “Agreement”), made by QUALCOMM RIVER HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands (“Pledgor”), in favor of NXP SEMICONDUCTORS N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (“Pledgee”).

WHEREAS, Pledgor and Pledgee have entered into that certain Purchase Agreement, dated October 27, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, Pledgor is the beneficiary to that certain letter agreement, dated October 27, 2016, by and between Pledgor and QUALCOMM INCORPORATED (“Parent”), a Delaware corporation (as the same may be amended, supplemented or otherwise modified from time to time, the “Pledged Agreement”); and

WHEREAS, pursuant to the terms of this Agreement, Pledgor has agreed to pledge its rights under the Pledged Agreement.

NOW, THEREFORE, in consideration of the premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Pledgee, as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Purchase Agreement.

2. Security Interest. Pledgor hereby pledges, assigns and grants to the Pledgee a first priority security interest and lien in the “Collateral” (as hereinafter defined) to secure the payment and the performance of the “Secured Obligations” (as hereinafter defined).

3. Collateral. The pledge and security interest described above are granted in respect of the following collateral, whether now existing or hereafter from time to time acquired (the “Collateral”):

(a) All of Pledgor’s right, title and interest in, to and under the Pledged Agreement; and

(b) All proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of Pledgor’s interest in any of the foregoing described in clause (a) above or this clause (b).

4. Secured Obligations. The following obligations (collectively, the “Secured Obligations”) are secured by this Agreement:

(a) (i) The full and prompt payment and performance (both monetary and non-monetary) when due of all obligations of Pledgor owing to Pledgee under the Purchase Agreement; and

(b) All reasonable costs and expenses incurred by Pledgee, including, without limitation, reasonable attorneys’ fees and expenses, to enforce this Agreement and maintain, preserve, collect and realize upon the Collateral.

5. Procedure. Pledgor hereby authorizes Pledgee to file financing statements naming Pledgor as “debtor” and Pledgee as “secured party” and describing the Collateral, which financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Pledgee may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure perfection of the security interest in the Collateral granted to Pledgee herein, including describing such property as “all assets” or “all personal property,” in each case, whether now owned or hereafter acquired.

6. Representations and Warranties. Pledgor hereby represents and warrants to the Pledgee as follows:

(a) Existence. Pledgor (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has the same legal name as it appears in Pledgor’s organizational documents and (ii) has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable laws and required in order to carry on its business as now conducted.

(b) Authority and Compliance. Pledgor has full power, authority and capacity to execute and deliver this Agreement and the Pledged Agreement and to incur and perform the obligations provided for herein and therein. The execution, delivery and performance by Pledgor of this Agreement and the Pledged Agreement, as applicable, has been duly authorized by all necessary action pursuant to its organizational documents, and a true, correct and complete copy of such authorization has been delivered to Pledgee.

(c) Binding Agreement. Each of this Agreement and/or the Pledged Agreement is duly authorized, executed and delivered by Pledgor and is enforceable against Pledgor in accordance with its terms.

(d) Ownership. Pledgor owns the Collateral free and clear of any setoff, claim, restriction, pledge, lien, security interest, encumbrance or other charge of any type, except for the security interests created hereunder or under the Dutch Pledge (as defined in the Pledged Agreement).

(e) No Conflict. Neither the execution and delivery of this Agreement or the Pledged Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of, nor the compliance with, the terms, conditions or provisions hereof or thereof, will conflict with, result in a breach of, or constitute a default under (i) any relevant statute, law, ordinance, rule or regulation applicable to Pledgor or the Collateral, (ii) any of Pledgor’s organizational documents or (iii) assuming compliance with the matters referred to in Section 4.03 of the Purchase Agreement, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Pledgor under, or require any consent, waiver or approval of any Person.

(f) Security Interest. The pledge of the Collateral pursuant to this Agreement creates a valid security interest in the Collateral and a perfected first priority security interest in the Collateral, including without limitation the Pledged Agreement, securing the payment of the Secured Obligations.

(g) Financing Statements. No financing statement or similar instrument covering the Collateral (other than in favor of Pledgee) is or will be on file in any public office, and no security interest, other than the one herein created, has attached or been perfected in the Collateral or any part thereof

(h) No Authorization Required. No authorization, approval, or other action by Parent is required either (a) for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Pledgee of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

7. Pledgor’s Covenants. Until full payment and performance of all of the Secured Obligations, unless Pledgee otherwise consents in writing:

(a) Rights to Collateral. Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Pledgee. Pledgor shall keep the Collateral free from all claims, restrictions, encumbrances, security interests, pledges, liens, demands or charges of any type, except the security interest hereby created.

(b) Sale or Assignment. Except as contemplated by this Agreement and the Pledged Agreement, Pledgor shall not sell, assign, transfer, lease, lend or assign the Collateral or any interest therein nor reduce Pledgor’s interest in any of the Collateral.

(c) Pledgee’s Costs. Pledgor shall pay all costs necessary to enforce the security interest created by this Agreement and collect the Secured Obligations, including but not limited to taxes, assessments, reasonable attorneys’ fees, legal expenses and expenses of sales. Whether the Collateral is or is not in Pledgee’s possession, and without any obligation to do so and without waiving Pledgor’s default for failure to make any such payment, Pledgee at its option may pay any such reasonable costs and expenses and discharge encumbrances on the Collateral, and such payments shall be a part of the Secured Obligations and bear interest at the applicable rate provided in the Pledged Agreement. Pledgor agrees to reimburse Pledgee on demand for any costs so incurred.

(d) No Changes. Without thirty (30) days’ prior written notice to Pledgee, Pledgor shall not change its residence, domicile, jurisdiction of organization, corporate structure or name.

(e) Additional Documents. Pledgor shall sign and deliver, at the sole cost of Pledgor, any instruments furnished by Pledgee, including, without limitation, financing statements and continuation statements, which are necessary or desirable in the reasonable judgment of Pledgee to obtain, create, maintain and perfect the security interest hereunder and to enable Pledgee to comply with any federal or state law in order to obtain, create or perfect Pledgee’s interest in the Collateral or to obtain proceeds of the Collateral.

(f) Power of Attorney. Pledgor appoints Pledgee and any officer thereof as Pledgor’s attorney-in-fact with full power in Pledgor’s name and on Pledgor’s behalf, from time to time after the occurrence and during the continuance of an Event of Default (as defined herein), to do every act which Pledgor is obligated to do or may be required to do hereunder; provided, however, nothing in this paragraph shall be construed to obligate Pledgee to take any action hereunder nor shall Pledgee be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest and shall not be terminable as long as the Secured Obligations are outstanding.

(g) Other Parties and Other Collateral. No renewal or extensions of or any other indulgence with respect to the Secured Obligations or any part thereof, no modification of the Pledged Agreement, no release of any security, no release of any person (including any maker, indorser, guarantor or surety) liable on the Secured Obligations, no delay in enforcement of payment, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Secured Obligations or any security therefor or guaranty thereof or under this Agreement shall in any manner impair or affect the rights of Pledgee under any law, hereunder or under the Pledged Agreement. Pledgee shall not be required to file suit or assert a claim for personal judgment against any person for any part of the Secured Obligations or seek to realize upon any other security for the Secured Obligations, before foreclosing or otherwise realizing upon the Collateral. Pledgor waives any right that can be waived to the benefit of or to require or control application of any other security or proceeds thereof, and agrees that Pledgee shall have no duty or obligation to Pledgor to apply to the Secured Obligations any such other security or proceeds thereof. Pledgor waives any right to require that any action be brought against any other person or to require that resort be had to any other security. Pledgor further waives any right of subrogation or to enforce any right of action against any other obligor on any Secured Obligation or other pledgor to Pledgee of collateral for the Secured Obligations until the Secured Obligations are paid in full.

8. Pledgee Demands; Assignment of Rights.

(a) In the event that Pledgee determines that Parent has breached obligations under the Pledged Agreement, Pledgee shall have the right to make a written demand (the “Initial Demand”) that Pledgor directly enforce it rights and interest against Parent under the terms of the Pledged Agreement.

(b) If Pledgor has not taken action satisfactory to Pledgee to enforce Pledgor’s rights against Parent under the Pledged Agreement following receipt of the Initial Demand, then Pledgee shall have the right to make a subsequent written demand on Buyer (the “Default Demand”) and, effective upon, and conditioned upon the occurrence of, delivery of such Default Demand and with no further action required on the part of Pledgee, an “Event of Default” shall be deemed to have occurred under this Agreement and Pledgor’s rights to enforce the Pledged Agreement against Parent shall be automatically and unconditionally assigned to Pledgee, with full rights of enforcement thereunder.

(c) From and after the occurrence of an Event of Default, Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, including, without limitation, all the rights and remedies of a secured party upon default under the UCC then in effect, and Pledgee shall be entitled to sell, or instruct any agent to sell, all or any part of the Collateral, and direct such agent to deliver all proceeds thereof to Pledgee, and apply all proceeds to the payment of any or all of the Secured Obligations in such order and manner as Pledgee shall, in its discretion, choose. Notwithstanding anything to the contrary herein, nothing herein shall grant Pledgee the right to sell, assign or dispose of the Collateral, other than a sale, assignment or other disposition of rights to receive cash proceeds of the Collateral, in accordance with the terms hereof.

(d) Pledgor specifically understands and agrees that any sale or redemption by Pledgee of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Pledgee at times and in manners which could result in the proceeds of such sale or redemption being significantly and materially less than might have been received if such sale or redemption had occurred at different times or in different manners, and Pledgor hereby releases Pledgee and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale or redemption.

9. General.

(a) Parties Bound. The provisions of this Agreement shall bind and inure to the benefit of Pledgor and its successors and assigns and Pledgee and its successors and assigns; provided, however, that no assignment or other transfer of Pledgor’s rights or obligations hereunder shall be made or be effective without Pledgee’s prior written consent, nor shall it relieve Pledgor of Pledgor’s obligations hereunder. All representations, warranties and agreements of Pledgor shall be binding upon the successors and permitted assigns of Pledgor.

(b) Waiver. No delay of either party hereto in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by either party hereto of any right hereunder shall be binding upon such party unless in writing, and no failure by either party to exercise any power or right hereunder shall operate as a waiver of any other or further exercise of such right or power or of any further default. Each right, power and remedy of either party hereto as provided for herein or in the Pledged Agreement, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by either party hereto of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all other such rights, powers or remedies.

(c) Notice. Notices to be provided under this Agreement shall be delivered in accordance with Section 9.01 of Purchase Agreement.

(d) Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited, which shall be signed by Pledgor and Pledgee. The provisions of this Agreement shall not be modified or limited by course of conduct.

(e) Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein.

(f) Governing Law; Jurisdiction. This Agreement, and any action or controversy arising out of or relating to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles thereof; provided that, notwithstanding the foregoing, any matters concerning or implicating Pledgee’s Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands. Each party submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Designated Courts”).

(g) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(G).

(h) Final Agreement. This Agreement and the Pledged Agreement together contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLEDGOR

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Edwin Denekamp
Name: Edwin Denekamp
Title: Managing Director A

PLEDGEE

NXP SEMICONDUCTORS N.V.

By:	/s/ Richard L. Clemmer
Name: Richard L. Clemmer
Title: President & CEO

[Signature page to Pledge Agreement]

Exhibit B

Disclosed Pledge of Receivables

Execution copy

Disclosed Pledge of Receivables

relating to

Purchase Agreement dated October 27, 2016

Between

Qualcomm River Holdings B.V. as pledgor

And

NXP Semiconductors N.V. as pledgee

Dated October 27, 2016

Claude Debussylaan 80
1082 MD Amsterdam
The Netherlands

DISCLOSED PLEDGE OF RECEIVABLES

THIS DEED IS DATED 27 OCTOBER 2016 AND MADE BETWEEN:

(1)	QUALCOMM RIVER HOLDINGS B.V., with its corporate seat in Science Park 400, Matrix II, 1098XH Amsterdam (the “Pledgor”); and

(2)	NXP SEMICONDUCTORS N.V. with its corporate seat in High Tech Campus 60 5656 AG Eindhoven The Netherlands (the “Pledgee”).

BACKGROUND:

(A)	The Pledgor and the Pledgee are parties to the Agreement.

(B)	The Pledgor is party to the Letter Agreement.

(C)	The Pledgor and the Pledgee are parties to that certain Pledge, Assignment and Security Agreement, dated on or around the date hereof, pursuant to which the Pledgee has obtained a security interest in the Pledgor’s rights under the Letter Agreement, which security interest is governed by the laws of the State of Delaware (the “Delaware Security Interest”). Pledgor and Pledgee wish to ensure that Pledgee (also) has valid, binding and enforceable first security rights on the Receivables under Dutch law. This Deed and the security rights (purported to be) created under this Deed and the Delaware Security Interest shall be separate and independent.

(D)	Pledgor has agreed to create the Pledge.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Adverse Claim” means any claim, litigation, arbitration or administrative or regulatory proceedings made, initiated or threatened by any person which might:

(a)	result in the Pledgor’s winding-up;

(b)	adversely affect the Pledgor’s unencumbered legal and beneficial title to any Receivable; or

(c)	adversely affect this Deed, the Pledge or any right of the Pledgee under or in connection with this Deed;

including, for the avoidance of doubt, any claim or proceedings made, initiated or threatened by any liquidator, trustee, receiver, administrator, administrative receiver, compulsory manager or other similar officer and any person making or threatening to make an attachment or execution.

“Agreement” means that certain Purchase Agreement dated 27 October 2016, between the Pledgor and the Pledgee (as the same may be amended, supplemented or otherwise modified from time to time).

“CC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Letter Agreement” means that certain Letter Agreement, dated 27 October 2016, between the Pledgor and QUALCOMM INCORPORATED, a Delaware corporation (“Parent”) (as the same may be amended, supplemented or otherwise modified from time to time).

“Pledge” means the pledge created pursuant to Subclause 2.1.2 of Clause 2.1 (Creation of Pledge).

“Receivables” means all receivables which the Pledgor has or may have under or in connection with the Letter Agreement (as may be amended, supplemented or otherwise modified from time to time) arising out of obligations of the Pledgor under the Agreement.

“Relevant Jurisdiction” means:

(a)	the Netherlands;

(b)	the jurisdiction which laws govern the Receivables.

“Secured Obligations” means all obligations (whether present or future, actual or contingent) to pay an amount of money to the Pledgee which the Pledgor has or may have at any time under or in connection with the Agreement or this Deed (including any damages claims) or under or in connection with any amendment or supplement to the Agreement or this Deed or any restatement or novation of the Agreement, in each case whether or not anticipated as at the date of this Deed.

1.2	Construction

In this Deed, unless a contrary indication appears:

1.2.1	a “receivable” is any right to receive performance of an obligation (whether in cash, in kind or in any other form and whether present or future, actual or contingent);

1.2.2	a “winding-up” includes, in relation to a person, any bankruptcy, suspension of payments, moratorium of indebtedness or other insolvency proceedings in relation to that person, the appointment of a liquidator, trustee, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of that person or any of its assets, any composition, compromise, assignment or arrangement with that person’s creditors or any class of them, that person’s death, dissolution or liquidation, any amalgamation, merger, demerger, transformation or corporate reconstruction of that person and any analogous procedure or step taken, or event occurring, in any jurisdiction.

2	PLEDGE

2.1	Creation of Pledge

2.1.1	Obligation to pledge

(a)	The Pledgor undertakes with the Pledgee to create the Pledge.

(b)	If there is any valid legal title (geldige titel) for the valid creation of the Pledge preceding the undertaking in paragraph (a) above, the Pledge shall be deemed to have been created pursuant to the oldest valid legal title.

2.1.2	The Pledgor hereby creates a right of pledge on each Receivable and the Pledgee hereby accepts that right of pledge.

2.1.3	The Pledge secures the payment of the Secured Obligations.

2.1.4	In relation to future matters, the Pledge is created (including accepted) in anticipation (bij voorbaat).

2.2	Nature and ranking

2.2.1	The Pledge is a separate right of pledge on each Receivable.

2.2.2	The Pledge is a disclosed right of pledge (openbaar pandrecht).

2.2.3	The Pledge shall, subject to the Delaware Security Interest, rank first or (without prejudice to all other rights and remedies which the Pledgee may have) where it cannot rank first, have the highest possible ranking.

2.3	Representation

The Pledgor represents that:

2.3.1	it has the power (beschikkingsbevoegdheid) to create the Pledge and that each Receivable is free of any limited right (beperkt recht) or attachment, other than the Delaware Security Interest ; and

2.3.2	each Receivable is capable of being subject to the Pledge and is not subject to any right of set-off or similar right.

2.4	Notification

On or about the date hereof, the Pledgor has notified or will notify the Pledge to the debtor of the Receivables in the Letter Agreement, of which the Pledgee has received a copy.

3	RIGHTS OF THE PLEDGOR AND THE PLEDGEE

3.1	Rights before enforcement

3.1.1	Until the Pledgee has notified the debtor of the Receivables in accordance with Subclause 3.2.1 of Clause 3.2 (Rights upon enforcement), the Pledgor may (and the Pledgee hereby grants the Pledgor permission as referred to in section 3:246(4) CC to) collect that Receivable (whether in or out of court) and (if required) declare it to be due and payable.

3.1.2	The Pledgor may not sell, transfer (whether legally or beneficially) or otherwise dispose of, or create a limited right (beperkt recht) or other third-party right on (or agree to dispose of or create a third-party right on) any Receivable, forgive, waive or partially forgive or waive any Receivable, amend the terms of any Receivable, settle or waive any claim or dispute with respect to any Receivable, or take any other action in relation to any Receivable other than as permitted or required by this Deed or with the consent of the Pledgee.

3.2	Rights upon enforcement

3.2.1

(a)	In the event that Pledgee determines that Parent has breached obligations under the Letter Agreement, Pledgee shall have the right to make a written demand (the “Initial Demand”) that Pledgor directly enforce it rights and interest against Parent under the terms of the Letter Agreement.

(b)	If Pledgor has not taken action satisfactory to Pledgee to enforce Pledgor’s rights against Parent under the Letter Agreement following receipt of the Initial Demand, then Pledgee shall have the right to make a subsequent written demand on Pledgor (the “Default Demand”) and, effective upon, and conditioned upon the occurrence of, delivery of such Default Demand and with no further action required on the part of Pledgee, an “Event of Default” shall be deemed to have occurred under this Deed.

3.2.2	Following an Event of Default the Pledgee may, to the exclusion of the Pledgor:

(a)	demand performance of, and collect the Receivables to which the notice applies and (if required) declare them to be due and payable, discharge, settle or waive any claim or dispute, and refer to arbitration and initiate, defend or abandon any proceedings (including arbitration proceedings), in relation to the Receivables and, generally, exercise all rights which the Pledgor may have as the creditor of the Receivables; and

(b)	if any Secured Obligation is not paid when due or another default (verzuim) in the performance of the Secured Obligations or other event occurs which under Dutch law allows the Pledgee to sell the Receivables, sell or otherwise enforce (by way of proceedings or otherwise) the Receivables (in whole or in part) and recover the Secured Obligations from the proceeds in accordance with the law; and

(c)	generally, exercise all rights and remedies available to a pledgee under Dutch law.

3.3	Application

3.3.1	The Pledgee may apply any amount received by it upon collection or sale of a Receivable towards payment of any matured Secured Obligation (or any part thereof) selected by it.

3.3.2	If the amount collected is in a currency other than the currency of any Secured Obligation which the Pledgee has selected to be paid, the Pledgee may determine that a corresponding part of that Secured Obligation (converted into the currency of the amount collected at a rate reasonably selected by the Pledgor) shall be paid in the currency of the amount collected.

3.3.3	The Pledgee shall not be required to notify the Pledgor of any payment pursuant to Subclause 3.3.1 (whether prior to or after the payment).

4	REPRESENTATIONS

4.1	Representations

The representations set out in this Clause 4 are:

4.1.1	made by the Pledgor on the date of this Deed; and

4.1.2	except for the representation set out in Clause 4.8 (No Adverse Claims), deemed to be repeated by the Pledgor by reference to the facts and circumstances then existing on each subsequent day until the Pledgee has confirmed to the Pledgor (in accordance with Clause 8.2.2) that the Pledge has terminated.

4.2	Status

4.2.1	The Pledgor is a legal entity and is duly incorporated and validly exists under Dutch law.

4.2.2	All information regarding the Pledgor (including its current articles of association) registered or on file with the Dutch Trade Register is true, accurate, complete and up to date.

4.2.3	The Pledgor’s “centre of its main interests” within the meaning of Article 3(1) of the EU Insolvency Regulation (EC) No 1346/2000 is situated in the Netherlands.

4.3	Power and authority

The Pledgor has the power to enter into and perform, and has taken all necessary corporate action to authorise its entry into and performance of, this Deed and the creation of the Pledge.

4.4	Consents and other actions

4.4.1	All governmental or regulatory licences, exemptions, authorisations and consents;

4.4.2	all filings or registrations with any court or governmental or regulatory body; and

4.4.3	all other actions;

required or desirable:

(a)	to enable the Pledgor to lawfully enter into and perform this Deed and create the Pledge;

(b)	to ensure the legality, validity, binding effect, enforceability and admissibility in evidence in each Relevant Jurisdiction of this Deed and the Pledge; and

(c)	to ensure that the Pledge ranks first, subject to the Delaware Security Interest;

have been obtained, made or taken and remain in full force and effect.

4.5	Binding obligations

4.5.1	The obligations expressed to be assumed by the Pledgor in this Deed are legal, valid, binding and enforceable obligations;

4.5.2	this Deed creates the Pledge in favour of the Pledgee; and

4.5.3	the Pledge ranks first, subject to the Delaware Security Interest.

4.6	Governing law and enforcement

4.6.1	The choice of Dutch law as the governing law of this Deed and the Pledge; and

4.6.2	any judgment obtained in the Netherlands in relation to this Deed or the Pledge;

will be recognised and enforced in each Relevant Jurisdiction.

4.7	Non-conflict with other obligations

The entry into and performance by the Pledgor of this Deed, and the creation of the Pledge, do not and will not conflict with:

4.7.1	any law or regulation applicable to the Pledgor;

4.7.2	its constitutional documents; or

4.7.3	any agreement, judgment, award, administrative or regulatory order or other instrument binding upon it or any of its assets.

4.8	No Adverse Claims

To the Pledgor’s best knowledge, no Adverse Claim has been made, initiated or threatened.

4.9	No stamp taxes

Under the law of each Relevant Jurisdiction it is not necessary or desirable that any stamp, registration or similar tax be paid on or in relation to this Deed or the Pledge.

4.10	Information

4.10.1	All factual information provided by or on behalf of the Pledgor in connection with this Deed (concerning itself, the Receivables, the Letter Agreement, their debtor or otherwise) was true and accurate in all material respects as of the date on which it was provided or as of the date on which it was stated.

4.10.2	No information has been withheld by or on behalf of the Pledgor that results in the information provided by it or on its behalf being misleading in any respect.

4.11	Full title

4.11.1	The Pledgor has the power (beschikkingsbevoegdheid) to create the Pledge.

4.11.2	The Pledgor has (or, in the case of any Receivable of which the Pledgor becomes the creditor after the date of this Deed, upon becoming its creditor will have) full legal and beneficial title to each Receivable free of any encumbrances other than:

(a)	the Delaware Security Interest;

(b)	the Pledge; and

(c)	any attachments made after the date of this Deed.

4.11.3	Each Receivable:

(a)	is (or, in the case of any Receivable of which the Pledgor becomes the creditor after the date of this Deed, upon the Pledgor becoming its creditor will be) capable of being subject to the Pledge; and

(b)	is not (or, in the case of any Receivable of which the Pledgor becomes the creditor after the date of this Deed, upon the Pledgor becoming its creditor will not be) subject to any right of set-off or similar right.

5	UNDERTAKINGS

5.1	Information undertakings

5.1.1	The Pledgor shall, on demand by the Pledgee, promptly supply the Pledgee with such documents and information relating to the Receivables and the financial condition of the debtor of the Receivables as the Pledgee may request.

5.1.2	The Pledgor shall, upon becoming aware of any claim, litigation, arbitration or administrative or regulatory proceedings (including any attachment, execution or winding-up) made, initiated or threatened by any person which might adversely affect this Deed, the Pledge or any right of the Pledgee under this Deed, promptly notify that person of the Pledge and supply to the Pledgee the details of the claim or proceedings.

5.2	General undertaking

The Pledgor shall promptly take all action which is necessary or (in the opinion of the Pledgee) desirable to give effect to this Deed, the Pledge or the Pledgor’s obligations and the Pledgee’s rights under this Deed.

5.3	Protection of Receivables

The Pledgor shall:

5.3.1	except in relation to any Receivable to which a notice as referred to in Subclause 3.2.1 applies, use its best efforts to promptly collect each Receivable that has become due and payable; and

5.3.2	where necessary to ensure that a Receivable does not become time-barred, interrupt the limitation period to which that Receivable is subject.

5.4	Protection of Pledge

The Pledgor shall punctually pay all debts and perform all other obligations which, if unpaid or unperformed, would have priority (whether by law or otherwise) over any Secured Obligation.

5.5	Adverse Claims

5.5.1	The Pledgor shall oppose (including initiating litigation, where appropriate with due observance of section 3:245 CC) any Adverse Claim.

5.5.2	The Pledgor shall promptly comply with any instructions from the Pledgee in relation to any Adverse Claim.

5.6	No winding-up

5.6.1	The Pledgor shall not propose or take any corporate action, or initiate any litigation or administrative proceedings or other procedure, in relation to its winding-up.

5.7	Exercise of rights

It the Pledgor is invited to, or otherwise becomes aware that it may, exercise any option, voting or other right (other than any right which the Pledgor may exercise pursuant to Clause 3.1 (Rights before enforcement)) which it has or may have as the creditor of a Receivable (whether by law, contract or otherwise), the Pledgor shall promptly:

5.7.1	supply to the Pledgee the details thereof; and

5.7.2	exercise (or refrain from exercising) such right as the Pledgee may direct.

6	STEP-IN RIGHT AND POWER OF ATTORNEY

6.1	Step-in right

If the Pledgor does not comply with any obligation under this Deed, the Pledgee may perform the obligation concerned either in its own name or on behalf of the Pledgor under the power of attorney provided for in Clause 6.2 (Power of attorney).

6.2	Power of attorney

The Pledgor hereby grants the Pledgee (in the Pledgee’s interest) an irrevocable power of attorney to perform, on behalf of the Pledgor, all acts which the Pledgor must perform pursuant to this Deed. In performing acts pursuant to this power of attorney the Pledgee may act as a counterparty to the Pledgor or act as an authorised representative of one or more other persons involved in those acts. The Pledgee may grant (directly or indirectly) a power of attorney to another person to perform acts on behalf of the Pledgor within the limits of this power of attorney or substitute another person for itself as authorised representative under this power of attorney.

7	COSTS AND INDEMNITY

7.1	Costs

7.1.1	The Pledgor shall pay and indemnify the Pledgee against all reasonable costs and expenses (including legal fees) incurred by the Pledgee in connection with exercising its rights under Clause 6 (Step-in right and power of attorney) or enforcing or preserving any other right under this Deed or the Pledge or generally in connection with the Receivables.

7.1.2	Without prejudice to Subclause 7.1.1, each party shall bear its own costs and expenses in relation to this Deed and the Pledge.

7.2	Liability and indemnity

7.2.1	The Pledgee shall not be liable for any damage suffered by the Pledgor arising from this Deed, the Pledge or the Receivables, other than any damage suffered as a result of the Pledgee’s own gross negligence or wilful misconduct.

7.2.2	The Pledgor shall not have, and may not make, any claim or initiate any litigation or other proceedings or procedure against any director (managing or otherwise), officer, employee or agent of the Pledgee arising from this Deed or the Pledge.

7.2.3	The Pledgor shall indemnify the Pledgee against any cost, expense, loss or liability incurred by the Pledgee, or any of its directors (managing or otherwise), officers, employees or agents, as a result of any claim or alleged claim made by any arising from this Deed or the Pledge, other than as a result of the Pledgees own gross negligence of wilful misconduct.

8	SUSPENSION, TERMINATION, AMENDMENTS AND WAIVERS

8.1	No suspension

The Pledgor may not suspend (opschorten) compliance with its obligations under this Deed on whatever grounds.

8.2	Termination

8.2.1	The Pledgee may at any time, by notice to the Pledgor, waive (opzeggen) the Pledge (in whole or in part) or determine that it shall from then on secure only a part of the Secured Obligations. The Pledgor hereby accepts any such limitation or waiver in anticipation.

8.2.2	If the Pledgee has determined that the Secured Obligations have been irrevocably paid in full and that no new Secured Obligations can become outstanding, it shall, upon the Pledgor’s request, confirm that the Pledge has terminated.

8.2.3	The Pledgor cannot rescind (ontbinden) this Deed. The Pledgor shall bear the risk of any error (dwaling) made by it in relation to this Deed.

8.3	Amendments and waivers

This Deed may be amended, supplemented or waived only by a written agreement between the Pledgor and the Pledgee.

9	CHANGES TO PARTIES

9.1	Changes to the Pledgee

9.1.1	The Pledge may pass (in whole or in part) to another person as pledgee only to the extent the Pledgee has assigned such person its rights under the Agreement.

9.1.2	If the Pledge passes to another person, the Pledgee may assign (overdragen) its rights or transfer (overdragen) its legal relationship (rechtsverhouding) under this Deed to that person. The Pledgor hereby cooperates with any transfer in anticipation. Any transfer shall take effect by notice to the Pledgor (whether prior to or after the signing of the deed of transfer).

9.2	Changes to the Pledgor

The Pledgor may not assign, transfer or encumber any of its rights or obligations under this Deed.

10	EVIDENCE AND NOTICES

10.1	Evidence

The entries made in the accounts maintained by the Pledgee are conclusive evidence (dwingend bewijs) of the matters to which they relate.

10.2	Notices

Any communication to be made under this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter to the addressee’s address and department or officer identified with its name on the signature pages of this Deed or any substitute address or fax number or department or officer as the addressee may have notified to the other party.

11	GOVERNING LAW AND ENFORCEMENT

11.1	Governing law

This Deed (including Clause 11.2 (Jurisdiction)) is governed by Dutch law.

11.2	Jurisdiction

The Courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity, termination or amendment of this Deed). This Clause 11.2 is for the benefit of the Pledgee only, who may initiate proceedings in any other court with jurisdiction.

THIS DEED HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS DEED BY:

/s/ Edwin Denekamp
	QUALCOMM RIVER HOLDINGS B.V.	Address: Matrix II, Science Park 400
Place: Amsterdam 1098XM
Country: The Netherlands
Fax: –
Attn.: The Management
Name:	Edwin Denekamp
Title:	Managing Director A

/s/ Richard L. Clemmer
	NXP SEMICONDUCTORS N.V.	Address: High Tech Campus 60
Place: 5656 AG Eindhoven
Country: The Netherlands
Fax:
Attn.: Guido Dierick
Name:	Richard L. Clemmer
Title:	President & CEO